Exhibit 99.1

ITEX Announces Results for Fiscal Year 2006
Income from operations increases 84% to $1,341,000
Operational cash flow increases 118% to $1,836,000
Revenue increases 43% to $14,657,000

Bellevue, WA – October 18, 2006 – ITEX Corporation (OTCBB: ITEX), The Cashless MarketplaceSM, a leading marketplace for cashless business transactions in North America, today filed its Form 10-KSB with the Securities and Exchange Commission and announced its results for the fiscal year 2006, ended July 31, 2006.

“Strong growth in revenue, income from operations and operational cash flow continues as a result of our efficient execution and the successful integration of our acquisition of BXI Exchange, Inc. which we completed in July 2005,” said Steven White, Chairman and CEO.  “Our strong cash flow allowed us to repurchase 1,050,000 shares of ITEX stock in fiscal 2006 and to prepay a significant portion of the debt associated with the acquisition of BXI. Subsequent to our July 31, 2006 fiscal year end, we retired all BXI-related debt, which we announced on October 5, 2006.”

Mr. White concluded, “ITEX has a solid foundation to continue growth in revenue and member registrations.  We have a strong member base, a cohesive Broker Network, a dedicated and experienced staff and a scalable business model.  I want to thank everyone on our Team for helping us achieve our goal of creating value for our 22,000 members as we work to attract more of our core market — the 24 million small businesses owners in the United States.”

Fiscal Year 2006 Highlights

•	Income from operations was $1,341,000 compared to $729,000 for the fiscal years 2006 and 2005, respectively, representing an 84% increase.

•	Operational cash flow increased 118% from $843,000 to $1,836,000 for the fiscal years 2005 and 2006, respectively.

•	Revenue was $14,657,000 for fiscal 2006, compared to $10,225,000 in fiscal 2005, representing, a 43% increase.

•

Total net income was $3,433,000, or 18 cents a share (diluted), compared to $3,098,000, or 17 cents a share (diluted), for the prior year.  In fiscal year 2006 and 2005 ITEX realized gains of $1,975,000 and $2,260,000, respectively, as an income tax benefit.

•	Total liabilities decreased 35% from $4,166,000 to $2,695,000 as of July 31, 2005 and 2006, respectively.

•	Assets increased to $10,663,000 compared to $9,125,000 at July 31, 2005.

•	ITEX repurchased 1,050,000 shares of common stock during 2006. There were 18,246,132 total outstanding shares as of July 31, 2006, with no outstanding options or warrants.

•	Completed more than $300,000,000 in ITEX dollar transactions by processing approximately 300,000 transactions.

ITEX Corporation’s report on Form 10-KSB can be found at www.sec.gov.

About ITEX

ITEX, The Cashless MarketplaceSM, is a thriving community of 22,000 member businesses buying and selling more than $250 million a year in ITEX dollar transactions.  Member businesses increase sales through an exclusive distribution channel, managed by 95 franchisees and licensees, by utilizing the ITEX dollar to exchange goods and services.  ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions.  ITEX is headquartered in Bellevue, Washington.

Contact:
Alan Zimmelman
425.463.4017
alan@itex.com

ITEX CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 31, 2006	July 31, 2005

ASSETS
Total current assets	2,499	2,591
Long-term assets	8,164	6,534

Total assets	10,663	9,125

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	2,285	2,470
Long-term liabilities	410	1,696

Total liabilities	2,695	4,166
Total stockholders’ equity	7,968	4,959

Total liabilities and stockholders’ equity	10,663	9,125

ITEX CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Year ended July 31

	2006	2005

Marketplace revenue	14,657	10,225
Cost and expenses:
Costs of Marketplace revenue	10,382	7,050
Salaries, wages and employee benefits	1,298	1,042
Selling, general and administrative	1,361	1,369
Depreciation and amortization	275	35

	13,316	9,496
Income from operations	1,341	729

Other income	117	109

Income before income taxes	1,458	838

Income tax benefit	(1,975)	(2,260)

Net Income	3,433	3,098

Weighted average shares outstanding
Basic	18,430	18,576
Diluted	18,623	18,576
Net income per common share
Basic	0.19	0.17
Diluted	0.18	0.17

For more information, please visit www.itex.com

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation:  the continuing development of successful marketing strategies for our concepts; our ability to sustain profitability; the availability of adequate working capital; our dependence both on key personnel and our broker network; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors.  These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-KSB and Forms 10-QSB, which are available at www.sec.gov., including under the caption, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  All information set forth in this release is as of October 18, 2006, and ITEX undertakes no duty to update this information.